Exhibit L

PLEDGE AGREEMENT
SPECIALIZED TERM APPRECIATION RETENTION SALE (STARS)
EQUITY FINANCIAL PRODUCTS GROUP

     THIS AGREEMENT is made as of the date stated on the last page hereof between the counterparty named on the last page hereof (“Pledgor”), BANK OF AMERICA, N.A. (in its capacity as counterparty and secured party, “Secured Party”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (in its capacity as custodian, the “Custodian”).
     WHEREAS, pursuant to (i) the Transaction Acknowledgment (as amended from time to time the “Transaction Acknowledgment”), (ii) the Forward Sales Plan Addendum (as amended from time to time, the “Addendum”), and (iii) the Specialized Term Appreciation Retention Sale Transaction Confirmation (as supplemented by the Supplemental Confirmation and as amended from time to time, the “Confirmation”), each dated as of the date hereof between Pledgor and Secured Party (all of the foregoing documents and the Agreement (as defined in the Confirmation) collectively, the “Transaction Agreements”), Pledgor has agreed to enter into a Rule 10b5-1 sales plan for the Sale of certain Shares of the Issuer, both as defined in the Confirmation, or cash in lieu thereof to Secured Party, subject to the terms and conditions of the Transaction Agreements;
     WHEREAS, it is a condition to the effectiveness of the Transaction, including the Initial Hedge (as defined in the Addendum) that Pledgor and Secured Party enter into this Agreement and that Pledgor grant the pledge provided for herein;
     NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the performance by Pledgor of its obligations under the Transaction Agreements and the observance and performance of the covenants and agreements contained herein and in the Transaction Agreements, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation. As used herein, the following words and phrases shall have the following meanings:
     “Additions and Substitutions” has the meaning provided in Section 2(a).
     “Authorized Officer” of Pledgor means, if Pledgor is not a natural person, any officer, trustee, general partner, manager or similar Person (or any officer thereof) as to whom Pledgor shall have delivered notice to Secured Party that such officer, trustee, general partner, manager or similar Person (or officer thereof) is authorized to act hereunder on behalf of Pledgor.
     “Collateral” has the meaning provided in Section 2(a).
     “Collateral Account” means Account No. 7CQ10W15 maintained by Secured Party with the Custodian in the name of “BANA New-Wave Investment Holding Company Limited”, including any substitute, replacement, successor, or renumbered accounts.
     “Collateral Event of Default” means, at any time, the occurrence of either of the following: (i) failure of the Collateral to include, as Eligible Collateral, at least the Maximum Deliverable Number of Shares, (ii) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, (iii) failure at any time of Secured Party to have Control with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), other than Control by Pierce with respect to the Collateral, or (iv) in each case, assertion of such by Pledgor in writing.
     “Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.
     “Default Event” means (i) any Event of Default with respect to Pledgor, (ii) any Termination Event with respect to which Pledgor is the Affected Party or an Affected Party or (iii) an Extraordinary Event that results in an obligation of Pledgor to pay an amount pursuant to Section 12.7 of the Equity Definitions.

     “Dividend Proceeds” has the meaning provided in Section 6(a).
     “Eligible Collateral” means Shares or other Collateral acceptable to Secured Party in its sole discretion, provided that Pledgor has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions and that Secured Party has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto, and provided further that to the extent the number of Shares pledged hereunder exceeds at any time the Maximum Deliverable Number thereof, such excess shares shall not be Eligible Collateral.
     “Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.
     “Location” means, with respect to any party, the place such party is located within the meaning of Section 9-307 of the UCC.
     “Maximum Deliverable Number” means, prior to the Prepayment Date, 1,000,000 Shares, and, on any date on and after, the Prepayment Date, a number of Shares or security entitlements in respect thereof equal to the Number of Shares, or the sum of the Number of Shares for each Component (as set forth in the Supplemental Confirmation), if applicable, with respect to which settlement under the Confirmation has not been fully made.
     “Ordinary Dividend” means any portion of any cash dividend on the Shares that does not constitute an Extraordinary Dividend.
     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Pledged Items” means, as of any date, any and all securities (or security entitlements in respect thereof) and instruments, cash or other assets delivered by Pledgor to be held by or on behalf of Secured Party under this Agreement as Collateral.
     “Security Interests” means the security interests in the Collateral created hereby.
     “Transfer Restrictions” means, with respect to any property (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or transfer or enforcement of such property or item of collateral be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property or item of collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act) and (v) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists; except that the required delivery of any assignment, instruction or entitlement order from Pledgor or any pledgor, assignor or transferor of such property or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute such a condition or restriction.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     Section 2. The Security Interests. In order to secure the full and punctual observance and performance of the covenants and agreements contained herein and in the Transaction Agreements:
     (a) Pledgor hereby assigns and pledges to Secured Party, and grants to Secured Party, security interests in and to, and a lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, with power of sale, all of its right, title and interest in and to (i) the Pledged Items described in paragraph (b); (ii) all additions to and substitutions for such Pledged Items (including, without limitation, any securities, instruments or other property delivered or pledged pursuant to Section 4(a) or 5(b)) (such additions and substitutions, the “Additions and Substitutions”); (iii) subject to Section 6 hereof, all income, proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with the Pledged Items or the Additions and Substitutions (including, without limitation, any shares of capital stock issued by the Issuer in respect of any Shares constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Shares constituting Collateral, or into which any such Shares are converted, in connection with any Merger Event or otherwise); (iv) the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC), including the Pledged Items and the Additions and Substitutions, and other funds, property or assets from time to time held therein or credited thereto; and (v) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items or the Additions and Substitutions, and any security entitlements in respect of any of the foregoing (such Pledged Items, Additions and Substitutions, proceeds, collections, powers, rights, Collateral Account, assets held therein or credited thereto and security entitlements being herein collectively called the “Collateral”). Secured Party shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to Secured Party by this Agreement.
     (b) On or prior to the date hereof, Pledgor shall deliver to Secured Party in the manner described in Section 5(c) hereunder Eligible Collateral consisting of 1,000,000 Shares. To the extent that on the Prepayment Date, the number of Shares pledged hereunder exceeds the Maximum Deliverable Number, upon request from Pledgor, Secured Party shall instruct Custodian to return such excess Shares to Pledgor.
     (c) In the event that the Issuer at any time issues to Pledgor in respect of any Shares constituting Collateral hereunder any additional or substitute shares of capital stock of any class (or any security entitlements in respect thereof), Pledgor shall immediately pledge and deliver to Secured Party in accordance with Section 5(c) all such shares and security entitlements as additional Collateral hereunder.
     (d) The Security Interests are granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of Pledgor or the Issuer with respect to any of the Collateral or any transaction in connection with the Transaction Agreements.
     (e) The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account or otherwise held as or constituting Collateral hereunder shall be treated as financial assets (as defined in Section 8-102 of the UCC).
     Section 3. Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to Secured Party that:
     (a) Pledgor (i) acquired and made full payment for all Pledged Items on November 25, 2009 and owns and, at all times prior to the release of the Collateral pursuant to the terms of this Agreement, will own such Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions and (ii) is not and will not become a party to or otherwise bound by any agreement, other than this Agreement, that (x) restricts in any manner the rights of any present or future owner of Collateral with respect thereto or (y) provides any person other than Pledgor, Secured Party, the Custodian or any other securities intermediary through whom any Collateral is held (but, in the case of the Custodian or any such other securities intermediary, only in respect of Collateral held through it) with Control with respect to any such Collateral.
     (b) Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.
     (c) All Shares at any time pledged hereunder (or in respect of which security entitlements are pledged hereunder) are and will be issued by an issuer organized under the laws of the Cayman Islands, and uncertificated and either registered in the name of Pledgor or held through the Custodian; and the parties hereto agree to procedures or amendments hereto necessary to enable Secured Party to maintain a valid and continuously perfected security interest in such Collateral, in respect of which Secured Party will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.
     (d) Upon (i) in the case of Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC), (A) the registration of uncertificated Shares in the name of Secured Party or its nominee in accordance with Section 5(c)(B), or (B) the crediting of any securities or other financial assets underlying any such investment property consisting of security entitlements to the Collateral Account or (ii) in the case of Collateral not consisting of investment property, the filing of UCC-1 financing statements in the appropriate filing offices of the appropriate jurisdictions, in each case Secured Party will have a valid and perfected security interest in such Collateral or a security entitlement in respect thereof, in respect of which Secured Party will have (in the case of Collateral consisting of investment property) Control, subject to no prior Lien.
     (e) Other than the filing of a UCC-1 financing statement as contemplated by this Agreement, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Pledge Agreement or the Transaction Agreements or necessary for the validity or enforceability hereof or thereof or for the perfection or enforcement of the Security Interests.
     (f) Pledgor has not performed and will not perform any acts that might prevent Secured Party from enforcing any of the terms of this Agreement or that might limit Secured Party in any such enforcement.
     (g) The Location of Pledgor is the address set forth in Section 9(d).
     Section 4. Certain Covenants of Pledgor. Pledgor agrees that, so long as any of its obligations under the Transaction Agreements remain outstanding:
     (a) Pledgor shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Sections 5(b) and 5(c) as necessary to cause such requirement to be met.
     (b) Pledgor shall, at the expense of Pledgor and in such manner and form as Secured Party may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order (i) to create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (ii) to create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a)(49) of the UCC) or (iii) to enable Secured Party to exercise and enforce its rights hereunder with respect to such security interest. To the extent permitted by applicable law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) that Secured Party in its sole discretion may deem necessary or appropriate to further perfect, or maintain the perfection of, the Security Interests. Pledgor authorizes Secured Party to originate any instructions to Custodian with respect to the Collateral Account or any Collateral credited thereof without further consent of Pledgor. From the date hereof, the Custodian agrees that it shall (i) not comply with any instructions or other directions concerning the Collateral Account or any Collateral therein originated by Pledgor, and (ii) comply with any instructions or other directions originated by Secured Party relating to the Collateral Account or the Collateral credited thereto without further consent of the Pledgor.
     (c) Pledgor shall warrant and defend its title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all persons. Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.
     (d) Pledgor agrees that it shall not change (1) its name or identity, and if Pledgor is not a natural person, its corporate or partnership structure in any manner or (2) its Location, unless in either case (A) it shall have given Secured Party not less than 30 days’ prior notice thereof and (B) such change shall not cause any of the Security Interests to become unperfected, cause Secured Party to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property (as defined in Section 9-102(a)(49) of the UCC) or subject any Collateral to any other Lien.
     (e) Pledgor agrees that it shall not (1) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction upon or with respect to the Collateral, (2) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (3) enter into or consent to any agreement pursuant to which any person other than the Pledgor, Secured Party, the Custodian and any other securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.
     Section 5. Administration of the Collateral and Valuation of the Securities.
     (a) The Calculation Agent shall determine on each Business Day whether a Collateral Event of Default shall have occurred.
     (b) After the Prepayment Date, Pledgor may pledge additional Collateral that is, upon delivery to Secured Party, Eligible Collateral hereunder at any time. Concurrently with the delivery of any such additional Eligible Collateral, Pledgor shall deliver to Secured Party a certificate of an Authorized Officer of Pledgor substantially in form and substance satisfactory to Secured Party and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged, (B) identifying the Confirmation, and (C) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in paragraphs (a), (b), (c), (d) and (e) of Section 3 are true and correct with respect to such Eligible Collateral on and as of the date thereof. Pledgor hereby covenants and agrees to take all actions required under Section 5(c) and any other actions necessary to create for the benefit of Secured Party a valid, first priority, perfected security interest in, and a first lien upon, such additional Eligible Collateral, as to which Secured Party will have (in the case of Collateral consisting of investment property) Control.
     (c) Any delivery of Shares as Collateral to Secured Party by Pledgor shall be effected (A) in the case of Collateral consisting of certificated Shares registered in the name of Pledgor, by delivery of certificates representing such Shares to Secured Party, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Custodian, and the crediting by the Custodian of such securities to the Collateral Account of Secured Party maintained at the Custodian, (B) in the case of Collateral consisting of uncertificated Shares registered in the name of Pledgor, by transmission by Pledgor of an instruction to the issuer of such Shares instructing such issuer to register such Shares in the name of the Custodian or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account, (C) in the case of Shares in respect of which security entitlements are held by Pledgor through the Custodian, by the crediting of such Shares, accompanied by any required transfer tax stamps, to the Collateral Account or (D) in any case, by complying with such alternative delivery instructions as Secured Party shall provide to Pledgor in writing. Upon delivery of any such Pledged Item under this Agreement, Secured Party shall examine such Pledged Item and any certificates delivered pursuant to Section 5(b) or otherwise pursuant to the terms hereof in connection therewith to determine that they comply as to form with the requirements for Eligible Collateral.
     (d) If on any Business Day Secured Party determines that a Collateral Event of Default shall have occurred, Secured Party shall promptly notify Pledgor of such determination by telephone call to an Authorized Officer of Pledgor followed by a written confirmation of such call.
     (e) If on any Business Day Secured Party determines that no Default Event or failure by Pledgor to meet any of its obligations under Sections 4 or 5 hereof has occurred and is continuing, Pledgor may obtain the release from the Security Interests of any Collateral upon delivery to Secured Party of a written notice from an Authorized Officer of Pledgor indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.
     (f) On each Settlement Date or Cash Settlement Payment Date, as the case may be, unless (i) by 10:00 A.M., New York City time on the Settlement Date, Pledgor shall have otherwise effected the delivery of the Number of Shares to be Delivered for such Settlement Date or delivered the Preliminary Forward Cash Settlement Amount in lieu thereof by 5:00 P.M., New York City time, on the Preliminary Cash Settlement Payment Date or (ii) the Collateral then held by or on behalf of Secured Party hereunder does not include a number of Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions (as modified in the Transaction Agreements) are true and satisfied (or, at the absolute discretion of Secured Party, Shares with respect to which such Representation and Agreement are not true or satisfied) at least equal to the Number of Shares to be Delivered for such Settlement Date,

Secured Party shall deliver or cause to be delivered to itself, or to an affiliate of Secured Party designated by Secured Party, from the Collateral Account, in whole or partial, as the case may be, satisfaction of Pledgor’s obligations to deliver the Number of Shares to be Delivered for such Settlement Date under the Transaction Agreement, a number of Shares then held by or on behalf of Secured Party hereunder equal to the Number of Shares to be Delivered for such Settlement Date. Upon any such delivery, Secured Party or such affiliate of Secured Party shall hold such Shares absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Pledgor).
     (g) Secured Party may at any time or from time to time, in its sole discretion, cause any or all of the Shares pledged hereunder registered in the name of Pledgor or its nominee to be transferred of record into the name of Secured Party or its nominee. Pledgor shall promptly give to Secured Party copies of any notices or other communications received by Pledgor with respect to Shares pledged hereunder registered, or held through a securities intermediary, in the name of Pledgor or Pledgor’s nominee and Secured Party shall promptly give to Pledgor copies of any notices and communications received by Secured Party with respect to Shares pledged hereunder registered, or held through a securities intermediary, in the name of Secured Party or its nominee.
     (h) Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party:
     (i) the amount of any taxes that Secured Party may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and
     (ii) the amount of any and all out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, that Secured Party may incur in connection with (A) the enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Default Event.
Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the date hereof to the date of the termination of this Agreement.
     Section 6. Income and Voting Rights in Collateral.
     (a) Secured Party shall have the right to receive and retain as Collateral hereunder (i) all proceeds (other than Ordinary Dividends or interest) of the Collateral and (ii) upon the occurrence and during the continuance of a Default Event, all proceeds of the Collateral, including without limitation all proceeds consisting of Ordinary Dividends or interest (“Dividend Proceeds”), and Pledgor shall take all such action as Secured Party shall deem necessary or appropriate to give effect to such right. All such proceeds including, without limitation, all dividends and other payments and distributions that are received by Pledgor shall be received in trust for the benefit of Secured Party and, if Secured Party so directs (but only, in the case of Dividend Proceeds, upon the occurrence and during the continuance of a Default Event), shall be segregated from other funds of Pledgor and shall, forthwith upon demand by Secured Party (but only, in the case of Dividend Proceeds, during the continuance of a Default Event), be delivered over to Secured Party as Collateral in the same form as received (with any necessary endorsement). After all Events of Default have been cured, Secured Party’s right to retain Dividend Proceeds in the Collateral Account under this Section 6(a) shall cease and Secured Party shall pay over to Pledgor out of the Collateral Account any such Collateral consisting of Dividend Proceeds retained in the Collateral Account during the continuance of a Default Event.
     (b) Unless a Default Event shall have occurred and be continuing, Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral, and Secured Party shall, upon receiving a written request from Pledgor accompanied by a certificate of an Authorized Officer of Pledgor stating that no Default Event has occurred and is continuing, deliver to Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of Secured Party or its nominee as shall be specified in such request and shall be in form and substance satisfactory to Secured Party.
     (c) If a Default Event shall have occurred and be continuing, Secured Party shall have the right, to the extent permitted by law, and Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if Secured Party were the absolute and sole owner thereof.
     Section 7. Remedies upon Default Events.
     (a) If any Default Event shall have occurred and be continuing, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, shall: (i) deliver or cause to be delivered to itself or to an affiliate of Secured Party designated by Secured Party from the Collateral Account all Collateral consisting of Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions (as modified in the Confirmation) are true and satisfied (or, at the absolute discretion of Secured Party, Shares with respect to which such Representation and Agreement are not true or satisfied) (but not in excess of the number thereof that Pledgor is obligated to deliver pursuant to paragraph 3(k) of the Confirmation) on the related Early Termination Date or the date on which the Cancellation Amount is due, as the case may be, in whole or partial, as the case may be, satisfaction of Pledgor’s obligations to deliver Shares under the Transaction Agreements, whereupon Secured Party shall hold such Shares absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted; and (ii) if such delivery shall be insufficient to satisfy in full all of the obligations of Pledgor under the Transaction Agreements or hereunder, sell all of the remaining Collateral, or such lesser portion thereof as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Pledgor under the Transaction Agreements or hereunder, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem satisfactory. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale Secured Party shall have the right to deliver, assign and transfer to the buyer thereof the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 9-611 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the buyer thereof, but Secured Party shall not incur any liability in case of the failure of such buyer to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.
     (b) Pledgor hereby irrevocably appoints Secured Party Pledgor’s true and lawful attorney, with full power of substitution, in the name of Pledgor, Secured Party or otherwise, for the sole use and benefit of Secured Party, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time while a Default Event has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:
     (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,
     (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
     (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Secured Party were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof), and
     (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;
provided that Secured Party shall give Pledgor not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. Secured Party and Pledgor agree that such notice constitutes reasonable authenticated notification within the meaning of Section 9-611 of the UCC.
     (c) Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, Secured Party is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property, thus delivered or sold. For that purpose Secured Party may execute all such documents, instruments, instructions and entitlement orders. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms that which Pledgor’s attorney acting under such power, or such attorney’s successors or agents, shall lawfully do by virtue of this Agreement. If so requested by Secured Party or by any buyer of the Collateral or a portion thereof, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to Secured Party or to such buyer or buyers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.
     (d) In the case of a Default Event, Secured Party may proceed to realize upon the security interest in the Collateral against any one or more of the types of Collateral, at any time, as Secured Party shall determine in its sole discretion subject to the foregoing provisions of this Section 7. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral shall be applied by Secured Party in the following order of priorities:
     first, to the payment to Secured Party of the expenses of such sale or other realization, including reasonable compensation to the agents and counsel of Secured Party, and all expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including brokerage fees in connection with the sale by Secured Party of any Collateral;
     second, to the payment to Secured Party of an amount equal to the Close-out Amount of Secured Party or the Cancellation Amount, as the case may be, under the Transaction Agreements as a result of such Default Event;
     finally, if all of the obligations of Pledgor hereunder and under the Transaction Agreements have been fully discharged or sufficient funds have been set aside by Secured Party, at the request of Pledgor for the discharge thereof, any remaining proceeds shall be released to Pledgor.
     Section 8. Netting and Set-off. (a) If on any date, cash would otherwise be payable or Shares or other property would otherwise be deliverable pursuant to the Transaction Agreements, this Agreement or any other Credit Support Document by Secured Party to Pledgor and by Pledgor to Secured Party and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.
     (b) In addition to and without limiting any rights of set-off that Secured Party may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Default Event, Secured Party shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by the Transaction Agreements, any Credit Support Document or this Agreement pursuant to the terms thereof and hereof, and to set off any obligation it may have to (i) release from the Security Interests or return to Pledgor any Collateral pursuant to Section 5(e) or Section 11 or (ii) make any other payment or delivery pursuant to this agreement or pursuant to any other agreement, against any right Secured Party or any of its affiliates may have against Pledgor, including without limitation any right to receive a payment or delivery pursuant to any provision of the Transaction Agreements. In the case of a set-off of any obligation to return or replace assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to return or replace assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of such Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.
     Section 9. Miscellaneous.
     (a) Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Pledgor shall bind, and inure to the benefit of, Pledgor’s respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Secured Party and its successors and assigns.
     (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.
     (c) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor and Secured Party or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     (d) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Pledgor shall be directed to it at the address specified on the last page hereof; notices to Secured Party shall be directed to it care of Merrill Lynch, Pierce Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Telecopy No. 212-230-8610, Attention: Robert Dilworth.
     (e) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law rules thereof except for Section 5-1401 of the New York General Obligations Law); provided that as to Pledged Items located in any jurisdiction other than the State of New York, Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that (i) Secured Party’s jurisdiction is the State of New York and (ii) the Custodian’s jurisdiction, within the meaning of Section 8-110(e) of the UCC is the State of New York.

     (f) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to the Transaction Agreements, any Credit Support Document or this Agreement, or the transactions contemplated thereby or hereby.
     (g) Each party hereby irrevocably and unconditionally waives any and all right to trial by jury in any legal proceeding arising out of or related to the Transaction Agreements, any Credit Support Document or this Agreement or the transactions contemplated thereby or hereby.
     (h) This Agreement may be executed, acknowledged and delivered in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.
     Section 10. Separate Pledge Agreements. This Pledge Agreement is in addition to that certain Pledge Agreement dated as of September 21, 2010 (as amended from time to time, the “Existing Pledge Agreement”) in connection with the Specialized Term Appreciation Retention Sale Transaction Confirmation dated as of September 21, 2010, and shall not impair or otherwise limit any of the rights of Secured Party under the Existing Pledge Agreement. For the avoidance of doubt, the Shares subject to the liens under the Existing Pledge Agreement shall not be included in determining whether Pledgor has satisfied any of its delivery requirements hereunder.
     Section 11. Termination of Pledge Agreement. This Agreement and the rights hereby granted by Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of Pledgor under the Transaction Agreements, under each Credit Support Document and hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Pledgor by Secured Party, all at the request and expense of Pledgor.
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Date of Agreement: December 31, 2010
Pledgor: New-Wave Investment Holding Company Limited
Pledgor’s Address for Notices:
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax No. (8610)-82607167
Attention: Chief Executive Officer
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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

PLEDGOR: NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Guowei Chao
Name:
Title:

SECURED PARTY: BANK OF AMERICA, N.A.
By:	/s/ Brian D. Gray
Name:
Title:

CUSTODIAN: MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
By:	/s/ David Moran
Name:
Title: